Exhibit 99.2
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
On July 12, 2022, Bioventus, Inc. (together with its subsidiaries, “Bioventus” or the “Company”) completed the acquisition of 100% of the remaining shares of CartiHeal (2009) Ltd. (“CartiHeal”), a privately held company headquartered in Israel and the developer of the proprietary Agili-C implant for the treatment of joint surface lesions in traumatic and osteoarthritic joints. The Company purchased CartiHeal (the “CartiHeal Acquisition”) for an aggregate purchase price of approximately $315.0 million and an additional $135.0 million payable after closing upon the achievement of certain sales milestones. The Company paid $100.0 million of the aggregate purchase price upon closing consisting of cash on hand and proceeds from a financing arrangement. The Company also paid transaction-related fees and expenses of approximately $8.6 million and deferred $215.0 million of the aggregate purchase price otherwise due at closing until the earlier of the achievement of certain milestones or the occurrence of certain installment payment dates.
On October 29, 2021, the Company acquired 100% of the capital stock of Misonix, Inc. (“Misonix”) in a cash-and-stock transaction (the “Misonix Acquisition”) totaling $525.3 million. Misonix manufactures minimally invasive surgical ultrasonic medical devices used for precise bone sculpting, removal of soft and hard tumors and tissue debridement, primarily in the areas of neurosurgery, orthopedic surgery, plastic surgery, wound care and maxillo-facial surgery. Misonix also exclusively distributes skin allografts and wound care products used to support healing of wounds. Misonix became a wholly-owned subsidiary of the Company upon acquisition; therefore, the Misonix financial information was fully consolidated into the Company’s audited financial statements as of and for the year-ended December 31, 2021.
The following unaudited pro forma condensed combined financial information has been prepared to illustrate the estimated effects of the CartiHeal Acquisition, the Misonix Acquisition (together, the “Acquisitions”), and the corresponding financing arrangements required to complete the Acquisitions (together, the “Pro Forma Transactions”). The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2021 combines the historical results of the Company, Misonix, and CartiHeal, giving effect to the Pro Forma Transactions as if they occurred on January 1, 2021. The unaudited pro forma condensed combined statements of operations for the six months ended July 2, 2022 combines the historical results of the Company and CartiHeal, giving effect to the Pro Forma Transactions as if it occurred on January 1, 2021. The unaudited pro forma condensed combined balance sheet combines the historical unaudited condensed consolidated balance sheets of the Company and CartiHeal as of July 2, 2022, giving effect to the Pro Forma Transactions as if it occurred on July 2, 2022.
The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial information is based on, and should be read in conjunction with the historical audited consolidated financial statements of each of the Company and CartiHeal as of and for the year ended December 31, 2021, as well as the Company’s unaudited consolidated condensed financial statements as of and for the six months ended July 2, 2022.
The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of the consolidated financial position or results of operations that would have been realized had the Pro Forma Transactions occurred as of the dates indicated, nor is it meant to be indicative of any future consolidated financial position or future results or operations that the Company will experience. The pro forma adjustments included in the accompanying unaudited pro forma condensed combined financial information are based on currently available data and assumptions that management of the Company believes are reasonable.

Unaudited pro forma condensed combined balance sheet
As of July 2, 2022
(Dollar amounts in thousands)

	Historical Bioventus	Historical CartiHeal	CartiHeal Transaction Accounting Adjustments		Financing Transaction Accounting Adjustments		Noncontrolling Interest Adjustment		Pro Forma
Assets		(Note 4)	(Note 5)		(Note 6)		(Note 7)
Current assets:
Cash and cash equivalents	$41,001	$3,758	$(58,600)	(a)	$54,972	(a)	$—		$41,131
Restricted cash	—	23	—		—		—		23
Accounts receivable, net	143,018	—	—		—		—		143,018
Inventory	69,078	642	—		—		—		69,720
Prepaid and other current assets	24,060	149	—		—		—		24,209
Total current assets	277,157	4,572	(58,600)		54,972		—		278,101

Property and equipment, net	25,112	259	—		—		—		25,371
Goodwill	143,156	—	59,497	(m)	—		—		202,653
Intangible assets, net	666,523	—	408,600	(b)	—		—		1,075,123
Operating lease assets	18,342	—	—		—		—		18,342
Deferred tax assets	—	—	—		—		—		—
Investments and other assets	78,486	721	(66,084)	(a) (f)	101	(b)	—		13,224
Total assets	$1,208,776	$5,552	$343,413		$55,073		$—		$1,612,814

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$25,735	$18	$—		$—		$—		$25,753
Accrued liabilities	146,758	—	—		101	(b)	—		146,859
Current portion of long-term debt	22,547	—	—		5,000	(a)	—		27,547
Other current liabilities	3,833	760	43,520	(c)	—		—		48,113
Total current liabilities	198,873	778	43,520		5,101		—		248,272

Long-term debt, less current portion	351,433	—	—		49,972	(a)	—		401,405
Deferred income taxes	98,892	—	79,863	(d)	—		—		178,755
Contingent consideration, less current portion	16,871	—	61,900	(e)	—		—		78,771
Other long-term liabilities	22,517	2,274	137,520	(c)	—		—		162,311
Total liabilities	688,586	3,052	322,803		55,073		—		1,069,514

Commitments and contingencies

Preferred stock
Class A common stock	64	34	(34)	(h)	—		—		64
Class B common stock	16	—	—		—		—		16
Additional paid-in capital	473,796	69,815	(69,815)	(h)	—		(79,682)	(a)	394,114
Accumulated deficit	(25,131)	(67,349)	90,459	(h)	—		—		(2,021)
Shared-based compensation	—	—	—		—		—		—
Accumulated other comprehensive loss	(764)	—	—		—		—		(764)
Total stockholders’ equity attributable to Bioventus Inc.	447,981	2,500	20,610		—		(79,682)		391,409
Noncontrolling interest	72,209	—	—		—		79,682	(a)	151,891
Total stockholders’ equity	520,190	2,500	20,610		—		—		543,300
Total liabilities and stockholders’ equity	$1,208,776	$5,552	$343,413		$55,073		$—		$1,612,814
See Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

Unaudited pro forma condensed combined statement of operations
For the year ended December 31, 2021
(Dollar amounts in thousands, except share and per share data)

	Historical Bioventus	Historical Misonix	Historical CartiHeal	Misonix Transaction Accounting Adjustments		CartiHeal Transaction Accounting Adjustments		Financing Transaction Accounting Adjustments		Pro Forma
		(Note 9)	(Note 3)	(Note 5)		(Note 5)		(Note 6)
Net sales	$430,898	$64,774	$—	$—		$—		$—		$495,672
Cost of sales (including depreciation and amortization)	128,192	18,967	—	14,470	(o)	—		—		161,629
Gross profit	302,706	45,807	—	(14,470)		—		—		334,043
Selling, general and administrative expense	254,253	—	—	53,167	(o)	2,444	(i)	—		309,864
Selling expense	—	42,901	—	(42,901)	(o)	—		—		—
General and administrative expense	—	33,916	2,229	(33,916)	(o)	(2,229)	(i)	—		—
Research and development expense	19,039	4,665	7,797	(688)	(o)	—		—		30,813
Change in fair value of contingent consideration	829	—	—	—		—		—		829
Restructuring costs	2,487	—	—	—		—		—		2,487
Depreciation and amortization	8,363	—	—	3,316	(o)	24,516	(b)	—		36,195
Impairment of variable interest entity assets	5,674	—	—	—		—		—		5,674
Operating income (loss)	12,061	(35,675)	(10,026)	6,552		(24,731)		—		(51,819)
Interest expense (income)	1,112	3,641	—	—		(91)	(n)	41,809	(c)	46,471
Other expense (income)	3,329	(227)	130	—		(24,978)	(j)	—		(21,746)
Other expense (income)	4,441	3,414	130	—		(25,069)		41,809		24,725
Income (loss) before income taxes	7,620	(39,089)	(10,156)	6,552		338		(41,809)		(76,544)
Income tax (benefit) expense	(1,966)	132	29	(1,644)	(k)	(85)	(k)	10,494		6,960
Net income (loss)	9,586	(39,221)	(10,185)	8,196		423		(52,303)		(83,504)
Loss attributable to noncontrolling interest(1)	9,789	—	—	(1,721)		(89)		10,984		18,963
Net income (loss) attributable to stockholders	$19,375	$(39,221)	$(10,185)	$6,475		$334		$(41,319)		$(64,541)

Net loss per share of Class A common stock, basic and diluted(2)	$(0.15)							(Note 8)		$(1.50)
Weighted-average shares of Class A Common stock outstanding, basic and diluted	45,472,483							(Note 8)		60,179,720
(1) Refer to Note 7. Noncontrolling interest adjustments for further details concerning the pro forma impact to noncontrolling interest.
(2) Per share information for the year ended December 31, 2021 represents loss per share of Class A common stock and weighted-average shares of Class A common stock outstanding from February 16, 2021 through December 31, 2021, the period following Bioventus Inc.’s initial public offering and related transactions. Refer to Note 8. Combined company earnings per share information for further details.

See Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

Unaudited pro forma condensed combined statement of operations
For the six months ended July 2, 2022
(Dollar amounts in thousands, except share and per share data)

	Historical Bioventus	Historical CartiHeal	CartiHeal Transaction Accounting Adjustments		Financing Transaction Accounting Adjustments		Pro Forma
		(Note 3)	(Note 5)		(Note 6)
Net sales	$257,621	$—	$—		$—		$257,621
Cost of sales (including depreciation and amortization)	85,265	—	—		—		85,265
Gross profit	172,356	—	—		—		172,356
Selling, general and administrative expense	175,744	—	520	(i)	—		176,264
General and administrative expense	—	503	(503)	(i)	—		—
Research and development expense	13,294	1,869	—		—		15,163
Restructuring costs	1,584	—	—		—		1,584
Change in fair value of contingent consideration	542	—	—		—		542
Depreciation and amortization	5,950	—	12,257	(b)	—		18,207
Operating loss	(24,758)	(2,372)	(12,274)		—		(39,404)
Interest expense (income)	1,028	—	(46)	(n)	17,876	(c)	18,858
Other expense (income)	922	(27)	(681)	(l)	—		214
Other expense (income)	1,950	(27)	(727)		17,876		19,072
Loss before income taxes	(26,708)	(2,345)	(11,547)		(17,876)		(58,476)
Income tax (benefit) expense	(3,888)	3	1,681	(k)	2,602		398
Net loss	(22,820)	(2,348)	(13,228)		(20,478)		(58,874)
Loss attributable to noncontrolling interest(1)	4,291	—	2,699		4,178		11,168
Net loss attributable to stockholders	$(18,529)	$(2,348)	$(10,529)		$(16,300)		$(47,706)

Net loss per share of Class A common stock, basic and diluted	$(0.30)				(Note 8)		$(0.78)
Weighted-average shares of Class A Common stock outstanding, basic and diluted	60,977,556				(Note 8)		60,977,556
(1) Refer to Note 7. Noncontrolling interest adjustments for further details concerning the pro forma impact to noncontrolling interest.

See Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

Notes to the unaudited pro forma condensed combined financial information
(Amounts in thousands, except unit, share, per unit and per share data)
1. Description of acquisition and merger
Bioventus Inc. (together with its subsidiaries, “Bioventus” or the “Company”) was formed as a Delaware corporation for the purpose of facilitating an initial public offering (“IPO”) and other related transactions in order to carry on the business of Bioventus LLC and its subsidiaries (BV LLC). Bioventus Inc. functions as a holding company with no direct operations, material assets or liabilities other than the equity interest in BV LLC.
On July 12, 2022, the Company completed the acquisition of 100% of the remaining shares of CartiHeal (2009) Ltd. (“CartiHeal”), a privately held company headquartered in Israel and is the developer of the proprietary Agili-C implant for the treatment of joint surface lesions in traumatic and osteoarthritic joints. The Company purchased CartiHeal (the “CartiHeal Acquisition”) for an aggregate purchase price of approximately $315.0 million and an additional $135.0 million, becoming payable after closing upon the achievement of a certain sales milestone (“Sales Milestone Consideration”). The Company paid $100.0 million of the aggregate purchase price upon closing consisting of a $50.0 million deposit held in trust and $50.0 million from a financing arrangement (Refer to Note 6. Financing Adjustments, for further information regarding financing arrangements). The Company also paid approximately $8.6 million of CartiHeal’s transaction-related fees and expenses and deferred $215.0 million (“Deferred Amount”) of the aggregate purchase price otherwise due at closing. The Deferred Amount will be paid in five tranches commencing in 2023 and ending no later than 2027 as follows:
•$50.0 million due upon the earliest to occur: (i) the Company’s discretion; (ii) the publication in a peer-reviewed orthopedic journal of an article that presents the results of the pivotal clinical trial (First Paper Milestone); or (iii) July 1, 2023;
•$50.0 million due upon the earliest to occur: (i) the Company’s discretion; (ii) Implantation of Agili-C devices of 100 patients in the United States; or (iii) September 1, 2023;
•$25.0 million due upon the earliest to occur: (i) the Company’s discretion; (ii) the publication in a peer-reviewed orthopedic journal of an article that presents any new or additional clinical data subsequent to the First Paper Milestone with respect to Agili-C (Second Paper Milestone); or (iii) January 1, 2025;
•$25.0 million due upon the earliest to occur: (i) the Company’s discretion; (ii) the publication in a peer-reviewed orthopedic journal of an article that presents any new or additional clinical data subsequent to the Second Paper Milestone with respect to Agili-C; or January 1, 2026;
•$65.0 million due upon the earliest to occur: (i) the Company’s discretion; (ii) obtaining a U.S. Category 1 Current Procedural Terminology (CPT) code from Centers for Medicare and Medicaid Services (CMS) for Agili-C; or January 1, 2027.
The Company will pay interest on each tranche of the Deferred Amount at a rate of 8.0% annually, until such tranche is paid. The Sales Milestone Consideration will be payable upon the achievement of $75.0 million in trailing twelve month sales.
The Company previously held a 10.03% equity ownership of CartiHeal’s fully diluted shares. Net losses from equity method investments were historically included in other expense on the consolidated statement of operations and comprehensive income.
On October 29, 2021, the Company acquired 100% of the capital stock of Misonix, Inc. (“Misonix”) in a cash-and-stock transaction (the “Misonix Acquisition”) totaling $525.3 million. Misonix manufactures minimally invasive surgical ultrasonic medical devices used for precise bone sculpting, removal of soft and hard tumors and tissue debridement, primarily in the areas of neurosurgery, orthopedic surgery, plastic surgery, wound care and maxillo-facial surgery. Misonix also exclusively distributes skin allografts and wound care products used to support healing of wounds. Misonix became a wholly-owned subsidiary of the Company upon acquisition; therefore, Misonix financial information was fully consolidated into the Company’s audited financial statements as of and for the year-ended December 31, 2021.
2. Basis of presentation
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11. The unaudited condensed combined pro forma balance sheet and statements of operations reflect transaction accounting adjustments irrespective of whether or not such adjustments are deemed to be recurring.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations, with the Company as the accounting acquirer. Under the acquisition method of accounting, the CartiHeal and Misonix identifiable assets acquired, and liabilities assumed are recognized and measured as of the acquisition date at fair value, defined in ASC 820, Fair Value Measurement, and added to those of the Company. Under ASC 805, acquisition-related transaction costs (such as advisory, legal, valuation, other professional fees) are included in the unaudited pro forma condensed combined statement of operations. Such costs will be expensed in the consolidated statement of operations in the period incurred.
ASC 820 defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers unrelated to the company in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, the Company may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect the intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that others, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.
The allocation of the acquisition consideration depends upon certain estimates and assumptions, all of which are preliminary. The allocation of the acquisition consideration has been made for the purpose of developing the unaudited pro forma condensed combined financial information. The final determination of fair values of assets acquired and liabilities assumed relating to an acquisition could differ materially from the preliminary allocation of purchase consideration. The final valuation may materially change the allocation of the acquisition consideration, which could materially affect the fair values assigned to the assets and liabilities and could result in a material change to the unaudited pro forma condensed combined financial information.
The pro forma adjustments represent the Company’s best estimates and are based upon currently available information and certain assumptions that the Company’s management believes are reasonable under the circumstances.
The unaudited pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations would have been had the acquisition been completed on the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.
There were no material transactions between Bioventus, CartiHeal, and Misonix during the periods presented in the unaudited pro forma condensed combined financial information, other than the previously mentioned equity investment activity between the Company and CartiHeal.
3. Accounting policies and reclassification adjustments
The accounting policies used in the preparation of this unaudited pro forma condensed combined financial information are those set out in the Company’s consolidated financial statements as of and for the year ended December 31, 2021. Based on Bioventus management’s assessment to date, the accounting policies of CartiHeal and Misonix are similar in all material respects to Bioventus’ accounting policies. The Company identified one accounting policy difference related to lease accounting. The leases accounted for under IFRS in the CartiHeal historical financial statements were accounted for as financing leases, and under U.S. GAAP they will be accounted for as operating leases in Bioventus’ financial statements. This difference in accounting principal is incorporated in the pro forma financial information herein, and is not material to the unaudited condensed consolidated pro forma information.
Under the acquisition method of accounting, the identifiable assets acquired, and liabilities assumed of CartiHeal and Misonix were recognized and measured as of their respective acquisition dates at fair value and added to those of the Company.
The Company utilized CartiHeal and Misonix audited financial statements, quarterly financial information and other financial data to prepare the pro forma financial statements for the six months ended July 2, 2022 and the twelve months ended December 31, 2021. In addition, certain reclassifications have been made to amounts in the historical consolidated financial information of CartiHeal and Misonix to conform to the Company’s financial statement presentation. The reclassification adjustments presented in the unaudited pro forma financial information relate to: (1) aggregating financial statement line items for CartiHeal and Misonix; (2) reclassifying Misonix’s wound shipping expenses within selling expenses to cost of sales; and (3) reclassifying certain Misonix depreciation and amortization from selling expense and research and development expense to depreciation and amortization.

4. Estimated preliminary purchase price and allocation
The fair value of the consideration provided for the CartiHeal Acquisition is comprised of the following:

Cash consideration	$100,000
Transaction related costs	8,600
Subtotal cash at closing	108,600
Deferred amount	180,900
Contingent consideration	61,900
Fair value of previously held equity interest	39,200
Total consideration	$390,600
The Deferred Amount was calculated based on the total amount payable on each due date for each of the five payment tranches, including applicable interest, discounted to net present value at a rate of approximately 16.0%. The contingent consideration was estimated based on the amount and timing of projected sales, utilizing a discount rate of approximately 16.0%.
The Company accounted for the CartiHeal Acquisition using the acquisition method of accounting whereby the total purchase price was preliminarily allocated to tangible and intangible assets acquired and liabilities assumed based on their respective fair values. The following table summarizes the preliminary fair values of the assets acquired and liabilities assumed at the acquisition date:

Fair value of consideration	$390,600
Assets acquired and liabilities assumed:
Cash and cash equivalents	3,758
Restricted Cash	23
Inventory	642
Prepaid and other current assets	149
Intangible assets	408,600
Property and equipment, net	259
Investment and other assets	727
Account payable	(18)
Other current liabilities	(630)
Deferred tax liability	(79,863)
Other long-term liabilities	(2,544)
Net assets acquired	331,103
Resulting goodwill(1)	$59,497
(1)Goodwill represents the excess of merger consideration over the fair value of the underlying net assets acquired. In accordance with ASC 350, Goodwill and Other Intangible Assets, goodwill will not be amortized but rather subject to an annual impairment test, absent any indicators of impairment. Goodwill is attributable to expected revenue growth in new markets. Goodwill recorded as a result of the CartiHeal Acquisition is not expected to be deductible for tax purposes.
On October 29, 2021, the Company acquired 100% of the capital stock of Misonix in a cash-and-stock transaction. The fair value of the Misonix merger consideration is as follows:

	Common Shares	Price per Share	Amount
Cash			$182,988
Bioventus Class A Common shares	18,340,790	$14.97	274,562
Value of Misonix Options settled in Bioventus options			27,636
Merger consideration			485,186
Other cash considerations			40,130
Total Misonix consideration			$525,316

The fair value of the consideration for the Misonix Acquisition is comprised of the following:

Fair value of consideration	$525,316
Assets acquired and liabilities assumed:
Cash and cash equivalents	7,126
Accounts receivable	13,301
Inventory	23,428
Prepaid and other current assets	419
Property and equipment	10,280
Intangible assets	486,500
Operating lease assets	1,049
Deferred tax assets	6,448
Other assets	77
Accounts payable and accrued liabilities	(16,888)
Other current liabilities	(589)
Deferred tax liability	(94,012)
Other long-term liabilities	(1,351)
Net assets acquired	$435,788
Resulting goodwill(1)	$89,528
(1)Goodwill represents the excess of merger consideration over the fair value of the underlying net assets acquired. In accordance with ASC 350, Goodwill and Other Intangible Assets, goodwill will not be amortized but rather subject to an annual impairment test, absent any indicators of impairment. Goodwill is attributable to planned growth in new markets and synergies expected to be achieved from the combined operations of the Company and Misonix Acquisition. Goodwill recorded as a result of the Misonix is not deductible for tax purposes.
5. Acquisition adjustments
The unaudited pro forma condensed combined financial information reflect the following adjustments related to the CartiHeal Acquisition:
(a)Adjustment to cash represents the following:

Cash consideration at closing(1)	$(58,600)
Cash from financing arrangements (see Note 6)	80,000
Payment on revolver (see Note 6)	(25,028)
$(3,628)
(1)The Company deposited $50.0 million in escrow for the potential acquisition of CartiHeal in August 2021. The amount in escrow was historically presented as restricted cash on the consolidated balance sheets until it was transferred to a payment agent and held in trust on June 16, 2022. The transferred deposit held in trust was presented as an other asset within the historic consolidated balance sheets of the Company as of July 2, 2022.
(b)Adjustment for CartiHeal acquired intangible assets, consisting of intellectual property at its preliminary fair value, amortized over useful lives ranging between 8-20 years. The estimated fair value was determined using an income approach, a valuation technique that estimates the fair value of an asset based on market participant expectations of the cash flows that an asset would generate over its remaining useful life. The determination of the useful life was based upon consideration of market participant assumptions and transaction specific factors.

			Amortization Expense
	Fair value		Six Months Ended July 2, 2022	Year Ended December 31, 2021
Acquired intangible assets	$408,600	Depreciation and amortization	$12,356	$24,713
Adjustments to depreciation and amortization expense also include the removal of CartiHeal’s historical depreciation for leases due to the difference in practice for lease accounting under IFRS and U.S. GAAP. Leases assumed as part of the CartiHeal Acquisition have been determined to be operating leases under U.S. GAAP. The adjustments to depreciation expense totaled $0.1 million and $0.2 million for the six months ended July 2, 2022 and year-ended December 31, 2021, respectively.

(c)Adjustments to record the $180.9 million fair value of the Deferred Amount, comprised of $43.7 million due within one year of the balance sheet date and $137.2 million in other long-term liabilities. The fair value of the Deferred Amount was determined based on the required contractual interest payments of 8.0% annually on each payment tranche, and a discount rate of approximately 16.0%. Other adjustments include a decrease in operating lease liabilities of $0.2 million due to the difference in lease accounting treatment between IFRS and U.S. GAAP and a $0.3 million increase in other long-term liabilities for certain obligations assumed as part of the CartiHeal Acquisition.
(d)A Deferred tax liability was recorded to reflect the estimated deferred tax impacts related to acquisition accounting adjustments primarily as a result of the recognized fair value of intangible assets. The incremental deferred tax impacts were calculated based on the tax effect of the estimated step-up in book basis of the net assets of CartiHeal using an estimated statutory tax rate of 25.1%. Tax expense was adjusted to record the income tax impacts of the CartiHeal adjustments using the same rate. This rate does not reflect the combined company’s effective tax rate, which includes other items and may be significantly different than the rates assumed for purposes of preparing these statements.
(e)Adjustment to record the $61.9 million fair value of the contingent consideration payable upon achievement of certain sales milestones.
(f)Adjustments to remove the Company’s equity method investment balance as of the balance sheet date, which is comprised of the following:

CartiHeal equity method investment balance as reported July 2, 2022	$16,090
Adjustments:
Gain resulting from remeasurement of equity method investment at fair value	23,110
Purchase consideration of previously held equity interest	(39,200)
Pro forma balance at July 2, 2022	$—
(g)Adjustments to investment and other assets also include the removal of the Company’s $50.0 million deposit that was considered a down payment for the acquisition of CartiHeal, which was held in trust as of July 2, 2022.
(h)Adjustments to remove CartiHeal’s historical equity balances as a result of its acquisition by the Company.
(i)Reclassification of $0.5 million and $2.2 million CartiHeal’s general and administrative expenses for the six month ended July 2, 2022 and year ended December 31, 2021, respectively, into selling, general and administrative expenses. as discussed in Note 3. Accounting policies and reclassification adjustments. Adjustments to selling, general and administrative also encompasses the differences in practice between IFRS and U.S. GAAP for lease accounting. The difference in practice totaled $0.2 million for the year ended December 31, 2021 and nominal amount for the six months ended July 2, 2022.
(j)Adjustment to record the gain from remeasuring the Company’s equity method investment within CartiHeal, net of equity losses as of December 31, 2021.

Gain resulting from remeasurement of equity method investment at fair value	$23,110
Removal of equity losses for the year ended December 31, 2021	1,868
Pro forma other income resulting from CartiHeal Acquisition	$24,978
(k)Tax expense was adjusted to record the income tax impacts of the offering adjustments using an estimated statutory tax rate of 14.6% and 25.1% for the six months ended July 2, 2022 and the year ended December 31, 2021, respectively. This rate does not reflect the combined company’s effective tax rate, which includes other items and may be significantly different than the rates assumed for purposes of preparing these statements.
(l)Represents the removal of equity investment losses for the six months ended July 2, 2022.
(m)Adjustment to recognize goodwill related to the CartiHeal Acquisition of $59.5 million. Goodwill is calculated as the difference between the purchase price and the fair value of identifiable tangible and intangible assets acquired net of liabilities assumed. The adjustment is preliminary and subject to change based upon final determination of the fair value of assets acquired and liabilities assumed.
(n)Adjustment to remove CartiHeal’s interest expense associated with leases for both periods presented due to the difference in practice for lease accounting under IFRS and U.S. GAAP. Leases assumed as part of the CartiHeal Acquisition have been determined to be operating leases under U.S. GAAP.

(o)Adjustments related to Misonix historical income statement comprised of the following:

Cost of Sales	Pro forma Twelve Months Ended December 31, 2021
Remove amortization of inventory fair value step-up recorded in November and December	$(2,804)
Add full year amortization of inventory fair value step-up	8,411
Remove historical intangible assets amortization	(1,344)
Add full year Misonix intangible assets amortization expense due to fair value adjustment(1)	6,675
Remove pre-acquisition stock-based compensation expense	(58)
Reclass shipping costs from selling, general and administrative expense in order to conform with Bioventus’ presentation methodology	3,590
Total adjustments to historical Misonix cost of sales	$14,470

Selling, general and administrative	Pro forma Twelve Months Ended December 31, 2021
Remove historical intangible assets amortization	$(1,242)
Add full year Misonix intangible assets amortization expense due to fair value adjustment(1)	8,066
Remove Misonix pre-acquisition transaction costs	(12,908)
Remove Misonix pre-acquisition stock-based compensation expense for accelerated vesting	(11,338)
Reclassifications of Misonix historical financial information to conform with Bioventus’ presentation:
Reclass shipping costs to cost of sales	(3,590)
Reclass depreciation to depreciation and amortization	(2,656)
Reclass from research and development expense	18
Reclass selling expense to selling, general and administrative expense	42,901
Reclass general and administrative expense to selling, general and administrative expense	33,916
Total adjustments to historical Misonix selling, general and administrative expense	$53,167

Research and development	Pro forma Twelve Months Ended December 31, 2021
Remove Misonix pre-acquisition stock-based compensation expense for accelerated vesting	$(547)
Remove historical intangible assets amortization	(123)
Reclass to selling, general and administrative expense in order to conform with Bioventus’ presentation methodology	(18)
Total adjustments to historical Misonix research and development expense	$(688)

Depreciation and amortization	Pro forma Twelve Months Ended December 31, 2021
Reclass from selling, general and administrative expense in order to conform with Bioventus’ presentation methodology	$2,656
Remove historical intangible assets amortization	(132)
Add full year Misonix intangible assets amortization expense due to fair value adjustment(1)	792
Total adjustments to depreciation and amortization	$3,316
(1)     Adjustment for Misonix acquired intangible assets, consisting of intellectual property and customer relationships at their preliminary fair values, amortized over useful lives of 15-20 years and 12 years, respectively. The estimated fair value was determined using an income approach, a valuation technique that estimates the fair value of an asset based on market participant expectations of the cash flows that an asset would generate over its remaining useful life. The determination of the useful life was based upon consideration of market participant assumptions and transaction specific factors.

6. Financing adjustments
On December 6, 2019, the Company entered into a $250.0 million credit and guaranty agreement (“2019 Credit Agreement”) with Wells Fargo Bank National Association (“Wells”), as well as a syndicate of other banks (“Lenders”), which was comprised of a $200.0 million term loan (“Original Term Loan”) and a $50.0 million revolving facility (the “Revolver”). During 2021, in connection with the Misonix Acquisition, the Company amended the 2019 Credit Agreement (as amended the “First Amended 2019 Credit Agreement”). The Company prepaid $80.0 million on the Original Term Loan in conjunction with the Misonix Acquisition on October 29, 2021. The First Amended 2019 Credit Agreement, subsequent to the prepayment, consisted of a $360.8 million term loan (“Term Loan”) and the Revolver.
On July 11, 2022, the Company amended the First Amended 2019 Credit Agreement (as amended, “the Second Amended 2019 Credit Agreement”) in order to consummate the CartiHeal Acquisition. Pursuant to the Second Amended 2019 Credit Agreement, an $80.0 million term loan facility (“Term Loan Facility”) was extended to the Company to be used for: (i) the financing of the CartiHeal Acquisition; (ii) the payment of related fees and expenses; and (iii) working capital needs and general corporate purposes of the Company, including without limitation for permitted acquisitions. The Company primarily used the proceeds to fund the CartiHeal Acquisition and to repay the outstanding balance on the Revolver. The Term Loan and Term Loan Facility (together, “Amended Term Loan”) will mature on October 29, 2026. The Company may elect either the secured overnight financial rate (“SOFR”) or base interest rate options for all borrowings as of July 12, 2022, which includes any outstanding balances under the Term Loan, Term Loan Facility and the Revolver. Initial SOFR loans and base rate loans had a margin of 3.25% and 2.25%, respectively, subsequent to July 12, 2022.
(a)    The following illustrates changes to current and long-term portions of long-term debt resulting from the second amendment to the to 2019 Credit Agreement:

Current portion of long-term debt:
Increase in current portion of long-term debt	$5,000
Long-term debt, less current portion:
Increase in long-term debt	75,000
Payment on Revolver	(25,028)
Increase in long-term debt, less current portion	$49,972
(b)Adjustment to record additional deferred financing fee asset of $0.1 million associated with second amendment to the 2019 Credit Agreement.
(c)Adjustments to interest expense as a result of the second amendment to the 2019 Credit Agreement and the financing arrangement associated with the Deferred Amount are as follows:

	Six Months Ended July 2, 2022	Year Ended December 31, 2021
Eliminate historical Bioventus interest expense on long-term debt	$(4,912)	$(5,551)
Eliminate historical Misonix interest expense on long-term debt	—	(2,878)
Interest expense on long-term debt pursuant to the Second Amended Credit Agreement	10,464	21,172
Amortization of discount and certain deferred financing fees(1)	447	892
Interest expense on the Deferred Amount	11,877	28,174
	$17,876	$41,809
(1)Represents the original issue discount (OID) as well as certain fees paid to third parties for their services in arranging and structuring the financing. the OID and deferred financing fees are amortized using the straight line method which approximates the effective interest method.

7. Noncontrolling interest adjustments
The following table summarizes the ownership interest of BV LLC as of July 2, 2022 and December 31, 2021 utilized in calculating the noncontrolling interest adjustments (number of units in thousands):

	July 2, 2022		December 31, 2021
	LLC Interests	Ownership %	LLC Interests	Ownership %
Number of LLC Interests owned
Bioventus Inc.	61,656	79.6%	59,548	79.0%
Continuing LLC Owner	15,787	20.4%	15,787	21.0%
Total	77,443	100.0%	75,335	100.0%
(a)    Calculated as 20.4% of the total CartiHeal purchase consideration of $390.6 million.
Adjustments made to noncontrolling interest (“NCI”) within the unaudited pro forma condensed combined statement of operations for both periods was computed as follows:

	Six Months Ended July 2, 2022			Year Ended December 31, 2021
	Net loss	NCI %	NCI $	Net income (loss)	NCI %	NCI $
Historical noncontrolling interest loss			$4,291			$9,789
Accounting transaction adjustments impact on net (loss) income:
Misonix transactions				$8,196	21.0%	(1,721)
CartiHeal transactions	$(13,228)	20.4%	2,699	423	21.0%	(89)
Financing transactions	(20,478)	20.4%	4,178	(52,303)	21.0%	10,984
Total loss resulting from adjustments attributable noncontrolling interests			6,877			9,174

Pro forma loss attributable to noncontrolling interest			$11,168			$18,963
8. Combined company earnings per share information
The following table sets forth the computation of basic and diluted pro forma loss per share of the combined company’s Class A common stock:

	Six Months Ended July 3, 2022	February 16, 2021 through December 31, 2021
Numerator for basic and diluted earnings per share calculation:(1)
Pro forma net loss	$(58,874)	$(109,481)
Pro forma loss attributable to noncontrolling interest	11,168	18,962
Pro forma net loss attributable to the combined company	$(47,706)	$(90,519)

Denominator for basic and diluted earnings per share calculation:(1)
Weighted-average Bioventus’outstanding common stock - basic and diluted	60,977,556	60,179,720

Pro forma net loss per share - basic and diluted	$(0.78)	$(1.50)
(1)    Per share information for the year ended December 31, 2021 represents loss per share of Class A common stock and weighted-average shares of Class A common stock outstanding from February 16, 2021 through December 31, 2021, the period following Bioventus Inc.’s initial public offering and related transactions.
Shares of Bioventus Class B common stock do not share in the losses of the Company and are therefore not participating securities. As such, separate presentation of basic and diluted losses per share of Class B common stock under the two-class method has not been presented.

The potential shares of the Company’s common stock that were excluded from the computation of diluted net loss per share attributable to combined company common stockholders for the periods presented, because including them would have been anti-dilutive, are as follows:

	Six Months Ended July 3, 2022	February 16, 2021 through December 31, 2021
LLC held by Continuing LLC Owner (1)	15,786,737	15,786,737
Stock options	9,396,023	9,105,082
RSUs	769,809	966,673
Universal shares of Class A common stock	—	30,056
Total	25,952,569	25,888,548
(1)Class A Shares reserved for future issuance upon redemption or exchange of LLC Interests by the Continuing LLC Owner.
9. Historical Misonix financial information
The following represents the Misonix historical financial information for the period January 1, 2021 through October 29, 2021, for illustrative purposes:

	Misonix
	Historical Financial Information for the Period January 1, 2021 through October 29, 2021
	Three Months Ended March 31, 2021	Three Months Ended June 30, 2021	July 1, 2021 to October 29, 2021	Historical Misonix
Net sales	$18,347	$19,685	$26,742	$64,774
Cost of sales (including depreciation and amortization)	5,403	5,610	7,954	18,967
Gross profit	12,944	14,075	18,788	45,807
Selling expense	10,891	11,803	20,207	42,901
General and administrative expense	3,631	4,553	25,732	33,916
Research and development expense	1,317	1,494	1,854	4,665
Operating loss	(2,895)	(3,775)	(29,005)	(35,675)
Interest expense	867	870	1,904	3,641
Other (income) expense	(5)	(304)	82	(227)
Other expense	862	566	1,986	3,414
Loss before income taxes	(3,757)	(4,341)	(30,991)	(39,089)
Income tax expense	—	132	—	132
Net loss	$(3,757)	$(4,473)	$(30,991)	$(39,221)